UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2026

Applied Optoelectronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13139 Jess Pirtle Blvd.
Sugar Land, Texas 77478

(Address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par value $0.001	AAOI	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2026, Applied Optoelectronics, Inc. (the “Company”) entered into three separate lease agreements (each, a “Lease” and collectively, the “Leases”) with Hightower Phase I Owner, LLC, a Delaware limited liability company (the “Landlord”), for three industrial buildings located in Houston, Texas (“Building 1,” “Building 2,” and “Building 3”). The Leases are intended for manufacturing, warehouse, and office use.

Each Lease has an initial term of 123 full calendar months, plus any partial month from the commencement date to the end of the calendar month in which the commencement date occurs. The commencement date will be the earliest of: (i) the date on which the Company occupies any portion of the applicable premises and begins conducting business therein, (ii) the date on which the Landlord’s work is substantially completed, or (iii) the date on which such work would have been substantially completed but for any tenant delay days.

Under each Lease, the Company is entitled to an initial rent abatement period during the first three months. Commencing in the fourth month, base rent escalates periodically throughout the term. The Company is also responsible for its proportionate share of operating costs, taxes, and insurance costs. The specific locations and rent schedules are as follows:

Building 1 Lease: Located at 6000 McHard Road, Houston, Texas 77053, consisting of approximately 163,930 rentable square feet of industrial space, together with the approximately 3.34-acre adjacent unimproved tract known as Reserve Tract 4 (collectively, the “Building 1 Lease”). Monthly basic rent starts at $104,915.20 in month four, escalating periodically to $146,127.30 during months 112 through 123. Monthly basic rent for Reserve Tract 4 starts at $6,680.00 in month four, escalating periodically to $9,303.99 during months 112 through 123.

Building 2 Lease: Located at 6100 McHard Road, Houston, Texas 77053, consisting of approximately 343,332 rentable square feet of industrial space (the “Building 2 Lease”). Monthly basic rent starts at $205,999.20 in month four, escalating periodically to $286,918.45 during months 112 through 123.

Building 3 Lease: Located at 17255 Chimney Rock Road, Houston, Texas 77053, consisting of approximately 228,954 rentable square feet of industrial space (the “Building 3 Lease”). Monthly basic rent starts at $146,530.56 in month four, escalating periodically to $204,089.73 during months 112 through 123.

Each Lease includes a purchase and sale agreement (each, a “PSA” and collectively, the “PSAs”) granting the Company an option to purchase Building 1, Building 2, and Building 3, together with the land on which such buildings are located. The PSAs provide for an aggregate purchase price of $102,250,000 and require earnest money of $1,758,750. Closing is expected to occur forty-five (45) days following the Company’s exercise of the purchase option, subject to the terms and conditions set forth in the PSAs.

In addition, each Lease contains customary provisions, including restrictions on the Company’s ability to assign or sublease the premises, requirements for the Company to maintain certain insurance, and indemnification obligations of the Company in favor of the Landlord. The Leases also include customary events of default applicable to the Company and corresponding remedies available to the Landlord, as well as termination rights for each party under certain circumstances, including delays in delivery of the premises, casualty events, and condemnation.

The foregoing description of the Leases does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Leases, which are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

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Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+*	Lease Agreement (Building 1), dated May 8, 2026, by and between Applied Optoelectronics, Inc., and Hightower Phase I Owner, LLC.
10.2+*	Lease Agreement (Building 2), dated May 8, 2026, by and between Applied Optoelectronics, Inc., and Hightower Phase I Owner, LLC.
10.3+*	Lease Agreement (Building 3), dated May 8, 2026, by and between Applied Optoelectronics, Inc., and Hightower Phase I Owner, LLC.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

+ Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

* Schedules or similar attachments have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2026	APPLIED OPTOELECTRONICS, INC.

	By:	/s/ David C. Kuo
	Name	David C. Kuo
	Title:	Senior Vice President and Chief Legal Officer

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